Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 4, 2011

NW Natural Reports Results for the

Quarter & Nine Months Ended September 30, 2011

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), today reported that results of operations for the third quarter ended Sept. 30, 2011, produced a seasonal net loss of $8.3 million or 31 cents per share compared to a net loss of $7.4 million or 28 cents per share in the same quarter last year.

For the nine-months ended September 30, 2011, net income was $34.7 million or $1.30 per share, which compares to $43.1 million or $1.62 per share for the same period in 2010. Both periods include the effects of repealed utility tax legislation in Oregon as noted last quarter. Included in the nine-month period of 2011 was a second-quarter charge of $4.4 million after-tax, or 17 cents per share, compared to income of $2.9 million after-tax or 11 cents per share in 2010, from utility tax legislation. Results for 2010 also include the previously disclosed net refund of property taxes received in the first quarter of 2010 of $6.1 million or 14 cents per share.

Rate decreases approved for 2011-12 heating season for customers

NW Natural received approval to pass on more than 2 percent rate decreases to residential customers in Oregon and Washington, effective Nov. 1, 2011. These rate reductions result in the lowest billing rates in seven years for the company’s residential customers.

Rates are established each year under purchased gas adjustment (PGA) mechanisms in Oregon and Washington to reflect the expected cost of natural gas commodity purchases, which includes the company’s cost of gas in inventory and its gas purchases hedged with financial derivatives. The company updated its PGA prices for Oregon and Washington customers in mid-October, and the new rates went into effect Nov. 1, 2011.

Under the company’s PGA incentive sharing mechanism in Oregon, the company also selected a 90:10 sharing ratio for customers and shareholders related to commodity gains or losses in Oregon for the 2011-12 heating season. In Washington, all gas costs are passed through to customers.

NW Natural continues to rank among the best gas utilities for customer satisfaction

For the eighth consecutive year, NW Natural has ranked among the top utilities for customer satisfaction, earning the second-highest score in the nation and in the West, according to a J.D. Power and Associates Gas Utility Residential study. The study also found that, despite soft economic conditions, satisfaction with billing and payment and customer service improved over 2010. The study was based on responses from customers of the 75 largest gas utilities in the nation.

Customer growth rate remains around one percent

NW Natural’s customer growth rate for the trailing 12-month period ending Sept. 30, 2011 was 0.8 percent, with the company adding approximately 5,400 new customers in the period. This compared to an annual growth rate of 1.2 percent a year ago.

Operating results for the third quarter

Results from utility operations are typically low during the third quarter due to reduced use of natural gas in summer months. As a result, utility operations recorded a net loss of $9.5 million (35 cents per share) in the quarter, compared to a net loss of $9.1 million (34 cents per share) in the same quarter of 2010. Gas storage contributed net income of $1.2 million (4 cents per share), compared to net income of $1.8 million (7 cents per share) in 2010’s third quarter.

NW Natural’s total gas sales and transportation deliveries in the third quarter of 2011, excluding deliveries of gas stored for others, were 158 million therms, down 3 percent from 163 million therms in 2010’s third quarter. The decrease in usage was mainly due to warmer weather. Margin from utility operations in 2011 decreased 1 percent to $41.0 million, compared to $41.3 million in 2010.

Volumes sold to residential and commercial customers in the third quarter of 2011 were 54 million therms, down 3 percent from 56 million therms in the third quarter of 2010 due mainly to warmer weather. Utility margins from residential and commercial customers in the quarter totaled $32.9 million, increasing 1 percent over third-quarter 2010 margin of $32.5 million. NW Natural’s decoupling mechanism in Oregon adjusted margin down by $0.1 million in 2011, compared to a margin adjustment decrease of $1.0 million in the third quarter of 2010, primarily driven by weather that was warmer than average in the period.

Gas deliveries to industrial customers in the third quarter of 2011 were down 3 percent from 106 million therms in 2010’s third quarter, compared to 104 million therms in 2011. Margin from industrial customers was unchanged at $6.6 million for the third quarters in both 2010 and 2011.

Gas storage business update

NW Natural’s gas storage segment reported net income of $1.2 million on net operating revenues of $6.7 million in the third quarter of 2011, compared to $1.8 million and $4.9 million, respectively, in last year’s third quarter. Results in 2011 primarily reflect first year costs at Gill Ranch Storage, including depreciation, and low storage prices in California, and lower optimization service revenues at the company’s Mist storage operations in Oregon.

Gas reserves update

NW Natural received approval in the second quarter of 2011 from the Public Utility Commission of Oregon (OPUC) to participate in a joint venture with Encana Oil & Gas (USA) Inc. to develop gas reserves on behalf of NW Natural’s utility customers. The company is expected to invest approximately $45-55 million a year over a five-year period, for a total investment of about $250 million. The investment will cover a portion of the expected drilling costs in exchange for working interests in two sections of the Jonah Field in Wyoming. The drilling area includes both future and currently producing wells. Encana began drilling in May 2011, and the company is currently receiving gas from its interests in a section of the gas field. NW Natural’s investment at Sept. 30, 2011 was $30.9 million.

O&M costs reflect Gill Ranch start-up

Operations and maintenance expense was 5 percent higher in the third quarter of 2011, compared to 2010, primarily due to operating costs at Gill Ranch Storage, which became operational in late 2010. Utility O&M expense increased 2 percent in the quarter.

Year-to-date (nine month) financial and operating highlights

The company’s utility operations contributed net income of $31.7 million ($1.19 per share), compared to $36.4 million ($1.37 per share), in the first nine months of 2010. The decrease is due primarily to the second quarter after-tax charge of $4.4 million or 17 cents in the quarter related to utility tax legislation. Gas storage contributed $3.2 million (12 cents per share), which compares to $6.4 million (24 cents per share) in the same period of last year. Other non-utility activities contributed a net loss of $0.2 million, compared to net income of $0.3 million last year.

Operating results

NW Natural’s total gas sales and transportation deliveries in the first nine months of 2011, excluding deliveries of gas stored for others, were 802 million therms, up 10 percent from 729 million therms in 2010. The increase in usage was mainly due to weather that was 14 percent colder than a year ago and 12 percent colder than average. Margin from utility operations in 2011 decreased 1 percent to $230.2 million, compared to $233.7 million in 2010, due primarily to the repeal of the tax legislation mentioned above, offset in part by colder weather than in 2010 and customer growth.

Volumes sold to residential and commercial customers in the first nine months of 2011 were 459 million therms, up 18 percent from 389 million therms in the first nine months of 2010 due mainly to colder weather. Utility margin from residential and commercial customers in the first nine months totaled $211 million, including weather normalization and decoupling adjustments, up 4 percent over margin in the first nine months of 2010 of $202.9 million. NW Natural’s weather and decoupling mechanisms adjusted margin up by $0.2 million in 2011, compared to a margin adjustment increase of $19.7 million in the nine months ended 2010.

Gas deliveries to industrial customers in the first nine months of 2011 were 343 million therms, or 1 percent higher than 341 million therms in the same period last year. Margin from industrial customers increased 1 percent to $21.1 million.

The company’s gas cost incentive sharing mechanism in Oregon provided a margin contribution of $1.3 million in the first nine months of 2011 compared to a contribution of $1.1 million in the first nine months of 2010.

Operations and maintenance costs

Operations and maintenance expense was 5 percent higher in the first nine months of 2011, compared to 2010, primarily due to first-year operating costs at Gill Ranch Storage. The company’s utility operations and maintenance expenses were down $0.1 million from the previous year. Utility bad debt expense as a percent of revenues was well below 1 percent at 0.24 percent for the 12 months ended Sept. 30, 2011.

Other taxes

In January 2010, the Oregon Supreme Court ruled in the company’s favor regarding litigation with the Oregon Department of Revenue over whether certain inventories held for resale should be taxed as personal property. As a result of the Oregon Supreme Court ruling, the company was refunded a net $6.1 million in the first quarter of 2010 related to taxes paid in earlier years.

Cash flows and capital structure

Cash provided by operations in the first nine months of 2011 was $191.3 million, compared to $114.5 million in 2010. The increase was primarily due to working capital timing differences, partially offset by lower net income.

NW Natural’s capitalization at September 30, 2011 reflected 45.8 percent common equity, 39.6 percent long-term debt, and 14.6 percent short-term debt and current maturities of long-term debt. This compared to 45.9 percent common equity, 40.2 percent long-term debt, and 13.9 percent of short-term debt and current maturities of long-term debt at September 30, 2010.

Outlook for 2011

NW Natural’s 2011 earnings guidance remains at $2.28 to $2.48 per share. The company’s 2011 earnings guidance assumes continued slow economic recovery and customer growth, normal weather conditions, ongoing benefits from improvements to our cost structure, Gill Ranch operational losses related to first year operations, and no further significant changes in prevailing legislative and regulatory policies. The company’s outlook does not include forecasts of future gains or losses that may occur from the company’s gas cost sharing mechanism in Oregon since the company cannot predict future gas cost increases or decreases with reasonable certainty.

Dividend declaration

The board of directors of NW Natural declared a quarterly dividend of 44.5 cents a share on the company’s common stock on Oct. 4, 2011. The dividends will be payable Nov. 15, 2011 to shareholders of record on Oct. 31, 2011. The company’s indicated annual dividend rate is now $1.78 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company's earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on November 4th, to review the company's 2011 third quarter and year-to-date financial and operating results. To hear the conference call live, please dial 1-877-317-6789 within the United States and 1-866-605-3852 from Canada. International callers can dial 1-412-317-6789. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10005183). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com.

Forward-looking statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, estimated gas reserves and their financial value, customer growth, weather, commodity costs, effects of financial derivatives, financial positions, revenues and earnings, dividends, performance, legislative actions and impact, regulatory actions or approvals, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K, and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides safe, reliable, cost-effective natural gas service to about 672,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.6 billion in total assets. The company operates and owns 16 Bcf of underground storage capacity in Mist, Ore., and also operates the designed 20 Bcf Gill Ranch underground storage facility in California, in which it owns a 75 percent undivided interest. Together, NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:

Bob Hess

Phone: 503-220-2388

Email: bob.hess@nwnatural.com

Or

Media Contact:

Kim Heiting

Phone: 503-220-2366

Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	09/30/11	09/30/10	Change	% Change
Gross Operating Revenues	$93,313	$95,067	$(1,754)	(2%)
Net Income	$(8,312)	$(7,420)	$(892)	(12%)
Diluted Average Shares of Common Stock Outstanding	26,686	26,606	80	—
Basic Earnings Per Share of Common Stock	$(0.31)	$(0.28)	$(0.03)	(11%)
Diluted Earnings Per Share of Common Stock	$(0.31)	$(0.28)	$(0.03)	(11%)

	Nine Months Ended
(Thousands, except per share amounts)	09/30/11	09/30/10	Change	% Change
Gross Operating Revenues	$577,598	$543,961	$33,637	6%
Net Income	$34,654	$43,076	$(8,422)	(20%)
Diluted Average Shares of Common Stock Outstanding	26,730	26,641	89	—
Basic Earnings Per Share of Common Stock	$1.30	$1.62	$(0.32)	(20%)
Diluted Earnings Per Share of Common Stock	$1.30	$1.62	$(0.32)	(20%)

	Twelve Months Ended
(Thousands, except per share amounts)	09/30/11	09/30/10	Change	% Change
Gross Operating Revenues	$845,743	$853,403	$(7,660)	(1%)
Net Income	$64,245	$74,482	$(10,237)	(14%)
Diluted Average Shares of Common Stock Outstanding	26,723	26,624	99	—
Basic Earnings Per Share of Common Stock	$2.41	$2.80	$(0.39)	(14%)
Diluted Earnings Per Share of Common Stock	$2.40	$2.80	$(0.39)	(14%)

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited)

	September 30,	September 30,
Thousands	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$25,862	$2,501
Restricted cash	—	924
Accounts receivable	25,628	28,503
Accrued unbilled revenue	14,287	15,399
Allowance for uncollectible accounts	(1,733)	(1,736)
Regulatory assets	76,734	83,545
Derivative instruments	3,932	1,864
Inventories:
Gas	73,572	80,955
Materials and supplies	10,009	8,668
Gas reserves	2,366	—
Income taxes receivable	5,019	6,762
Other current assets	14,871	11,282

Total current assets	250,547	238,667

Non-current assets:
Property, plant and equipment	2,632,498	2,528,703
Less: Accumulated depreciation	756,592	711,046

Total property, plant and equipment - net	1,875,906	1,817,657
Gas reserves	28,125	—
Regulatory assets	328,757	339,786
Derivative instruments	227	518
Other investments	69,022	68,851
Other non-current assets	15,256	15,898

Total non-current assets	2,317,293	2,242,710

Total assets	$2,567,840	$2,481,377

Capitalization and liabilities:
Capitalization:
Common stock	$346,197	$342,271
Retained earnings	356,574	338,725
Accumulated other comprehensive income (loss)	(6,166)	(5,675)

Total common stock equity	696,605	675,321
Long-term debt	601,700	591,700

Total capitalization	1,298,305	1,267,021

Current liabilities:
Short-term debt	181,200	159,875
Current maturities of long-term debt	40,000	45,000
Accounts payable	50,117	79,629
Taxes accrued	11,117	10,601
Interest accrued	11,321	12,220
Regulatory liabilities	28,593	31,502
Derivative instruments	46,651	59,898
Other current liabilities	33,609	28,074

Total current liabilities	402,608	426,799

Deferred credits and other non-current liabilities:
Deferred tax liabilities	394,217	324,166
Regulatory liabilities	266,907	252,425
Pension and other postretirement benefit liabilities	129,669	121,686
Derivative instruments	7,429	27,211
Other non-current liabilities	68,705	62,069

Total deferred credits and other non-current liabilities	866,927	787,557

Total capitalization and liabilities	$2,567,840	$2,481,377

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited)

Thousands (nine months ended September 30)	2011	2010
Operating activities:
Net income	$34,654	$43,076
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	52,304	47,930
Undistributed (earnings) losses from equity investments	354	(576)
Non-cash expenses related to qualified defined benefit pension plans	5,491	5,758
Contributions to qualified defined benefit pension plans	(19,245)	(10,000)
Deferred environmental costs	(7,018)	(5,153)
Other	(969)	(1,863)
Changes in assets and liabilities:
Receivables	92,840	103,377
Inventories	(3,196)	(8,666)
Taxes accrued	36,585	(17,198)
Accounts payable	(33,369)	(39,985)
Interest accrued	6,139	6,785
Deferred gas costs	370	(22,582)
Deferred tax liabilities	22,908	23,993
Other - net	3,440	(10,372)

Cash provided by operating activities	191,288	114,524

Investing activities:
Capital expenditures	(70,036)	(185,651)
Utility gas reserves	(30,917)	—
Restricted cash	924	34,619
Other	(192)	953

Cash used in investing activities	(100,221)	(150,079)

Financing activities:
Common stock issued (purchased) - net, including common stock expense	1,320	4,129
Long-term debt issued	50,000	—
Long-term debt retired	(10,000)	—
Change in short-term debt	(76,235)	57,875
Cash dividend payments on common stock	(34,807)	(33,063)
Other	1,060	683

Cash provided by (used in) financing activities	(68,662)	29,624

Increase (decrease) in cash and cash equivalents	22,405	(5,931)
Cash and cash equivalents - beginning of period	3,457	8,432

Cash and cash equivalents - end of period	$25,862	$2,501

Supplemental disclosure of cash flow information:
Interest paid	$24,817	$23,796
Income taxes paid	$1,522	$21,100

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Third Quarter - 2011

	3 Months Ended				9 Months Ended					12 Months Ended
	September 30,				September 30,					September 30,
(Thousands, except per share amounts)	2011	2010	Change		2011	2010		Change		2011	2010	Change
Gross Operating Revenues	$93,313	$95,067	(2%	)	$577,598	$543,961		6%		$845,743	$853,403	(1%	)
Cost of Sales	43,133	46,359	(7%	)	313,880	281,221		12%		457,193	463,525	(1%	)
Revenue Taxes	2,397	2,497	(4%	)	14,195	13,410		6%		20,776	20,845	—

Net Operating Revenues	47,783	46,211	3%		249,523	249,330		—		367,774	369,033	—

Operating Expenses:
O&M	28,372	26,913	5%		89,918	85,985		5%		124,913	121,841	3%
General Taxes	7,514	6,659	13%		22,338	17,451		28%		28,759	24,224	19%
D&A	17,449	16,003	9%		52,304	47,930		9%		69,498	64,040	9%

Total Operating Expenses	53,335	49,575	8%		164,560	151,366		9%		223,170	210,105	6%

Income (Loss) from Operations	(5,552)	(3,364)	(65%	)	84,963	97,964		(13%	)	144,604	158,928	(9%	)
Other Income and Expense - net	1,781	1,333	34%		4,117	5,969		(31%	)	5,250	6,823	(23%	)
Interest Expense - net	10,241	10,632	(4%	)	30,956	31,738		(2%	)	41,796	42,327	(1%	)
Income Tax Expense	(5,700)	(5,243)	(9%	)	23,470	29,119		(19%	)	43,813	48,942	(10%	)

Net Income	$(8,312)	$(7,420)	(12%	)	$34,654	$43,076		(20%	)	$64,245	$74,482	(14%	)

Common Shares Outstanding:
Average for Period - basic	26,686	26,606			26,676	26,571				26,668	26,558
Average for Period - diluted	26,686	26,606			26,730	26,641				26,723	26,624
End of Period	26,703	26,640			26,703	26,640				26,703	26,640
Earnings per Share:
Basic	$(0.31)	$(0.28)	(11%	)	$1.30	$1.62		(20%	)	$2.41	$2.80	(14%	)
Diluted	$(0.31)	$(0.28)			$1.30	$1.62				$2.40	$2.80
Dividends Declared Per Share	$0.435	$0.415			$1.305	$1.245				$1.74	$1.66
Book Value Per Share - end of period	$26.09	$25.35			$26.09	$25.35				$26.09	$25.35
Market Closing Price - end of period	$44.10	$47.45			$44.10	$47.45				$44.10	$47.45
Balance Sheet Data - end of period:
Total Assets	$2,567,840	$2,481,377			$2,567,840	$2,481,377				$2,567,840	$2,481,377
Common Stock Equity	$696,605	$675,321			$696,605	$675,321				$696,605	$675,321
Long-Term Debt	$641,700	$636,700			$641,700	$636,700				$641,700	$636,700
(including amounts due in one year)
Operating Statistics:
Total Customers - end of period	672,278	666,903	0.8%		672,278	666,903		0.8%		672,278	666,903	0.8%
Gas Deliveries (therms)
Res. & Comm. Customers	54,259	56,210			459,141	388,857				669,162	621,608
Industrial Firm	7,843	8,079			26,956	26,857				37,184	37,519
Industrial Interruptible	11,815	12,124			43,573	42,372				59,588	59,395
Transportation	83,949	86,210			272,362	271,327				368,654	365,128

Total	157,866	162,623			802,032	729,413				1,134,588	1,083,650
Gas Revenues
Res. & Comm. Customers	$69,698	$71,864			$495,589	$449,676				$730,081	$718,397
Industrial Firm	6,631	6,934			21,969	22,334				30,465	32,527
Industrial Interruptible	7,138	7,709			25,648	26,286				35,526	39,061
Transportation	3,840	3,364			11,539	10,082				15,290	13,548
Regulatory adjustment for income taxes	3	956			(7,162)	4,974				(4,415)	7,088
Other Revenues	(762)	(723)			10,637	14,917				13,637	22,598

Total	$86,548	$90,104			$558,220	$528,269				$820,584	$833,219
Cost of Gas Sold - Utility	$43,117	$46,349			$313,781	$281,189				$457,086	$463,474
Revenue Taxes	$2,397	$2,497			$14,195	$13,410				$20,776	$20,845
Net Operating Revenues (Utility Margin)	$41,034	$41,258			$230,244	$233,670				$342,722	$348,900
Degree Days
Average (25-year average)	102	102			2,651	2,651				4,265	4,265
Actual	50	110			2,968	2,594				4,545	4,318
Colder (warmer) than Average	(51% )	8%			12%	(2%	)			7%	1%